UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)      April 30, 2013

Champion Industries, Inc.

(Exact Name of Registrant as Specified in Its Charter)

West Virginia

(State or Other Jurisdiction of Incorporation)

000-21084	55-0717455

(Commission File No.)	(IRS Employer Identification No.)

2450 First Avenue P. O. Box 2968 Huntington, West Virginia	25728

(Address of Principal Executive Offices)	(Zip Code)

(304) 528-2700

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
0	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
0	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
0	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
0	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1 – Registrant’s Business and Operations

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Champion Industries, Inc.'s ("the Company’s") term loan facilities and $10,000,000 revolving credit facility ("Restated Credit Agreement") with a syndicate of banks ("Lender Parties") contain restrictive financial covenants requiring the Company to maintain certain financial ratios and to complete certain transactions.  In a letter dated April 25, 2013, received April 30, 2013, Fifth Third Bank, the Administrative Agent under the Restated Credit Agreement, sent the Company a Notice of Default and Reservation of Rights (“Notice of Default”), advising that Events of Default have occurred and continue to exist for the Company under Section 7.1(b) of the Credit Agreement by reason of: (a) Borrower's noncompliance with the minimum EBITDA covenant, set forth in Section 6.20(d) of the Credit Agreement, for the Test Period ended March 31, 2013 (October 2012 - March 2013) (a required minimum EBITDA covenant amount of $4,100,000 opposite a reported result of $3,316,177); and (b) the Company's failure to perform the covenant set forth in Section 6.31(d) of the Credit Agreement (failure to complete, no later than March 31, 2013, the Designated Transaction).

The Notice of Default advises the Company and its subsidiaries ("the Loan Parties") that at this time, neither the Existing Defaults nor any other rights, remedies, claims and causes or action are being waived by the Lender Parties, and the Lender Parties have not determined what actions they (or any of them) will take with respect to the Existing Defaults; however, the Lender Parties expressly reserve all rights and remedies available to them under the Restated Credit Agreement and the other Loan Documents, at law and in equity, including, without limitation, (i) the right to cease making advances of Revolving Loans, cease issuing new letters of Credit, and terminate the remaining Commitments, (ii) the right to accelerate and therefore make the Obligations immediately due and payable at any time, and (iii) such other rights and remedies in respect of the Loan Parties, third parties (including, without limitation, guarantors, subordinated parties and other third parties) and all personal property given as collateral by any of such Persons, including, without limitation, any Lender Party’s right of setoff.

The Notice of Default advises that neither it nor anything contained in it will constitute, or be deemed to be , (i) a waiver of any Event of Default, whether past, present, or future, (ii) a modification or amendment of the Loan Documents, or (iii) any commitment by the Lender Parties to extend any loans, financial accommodations, or forbearances to any of the Loan Parties. Furthermore, neither the Notice of Default nor any Lender Party’s acceptance of any partial payment on account of the Obligations shall constitute a waiver of any Existing Defaults, and nothing contained in it shall confer on Borrower any right to notice or cure periods with respect to any Event of Default. Without limiting the foregoing, as a result of the Existing Defaults, Borrower is not in compliance with the conditions precedent set forth in Section 3.1 of the Restated Credit Agreement. Consequently, the extension of any additional credit under the Restated Credit Agreement (if any additional credit were extended at all) would be made by the Lenders in their sole discretion and without any intention whatsoever to waive any of the Existing Defaults.

In connection with the Restated Credit Agreement, the Company and all of its subsidiaries entered into a security agreement and deeds of trust and mortgages in favor of the Administrative Agent for the various lenders from time to time parties to the Restated Credit Agreement, pursuant to which the Company and its subsidiaries encumbered substantially all their assets for the benefit of the secured parties, as collateral security for the payment and performance of their obligations under the Restated Credit Agreement.  The encumbered assets include substantially all tangible and intangible assets of the Company and its subsidiaries including, without limitation, substantially all accounts receivable, inventory, equipment, real estate and stock of the subsidiaries.

Regardless of the Company’s inability to remain in compliance with certain financial covenants, the Company has made every scheduled payment of principal and interest (the Company was able to achieve the March 31, 2013 Bullet Loan A payment by the Administrative Agent sweeping funds from the Company's depository accounts and releasing certain restrictions on compensating balances and a release of the general borrowing base reserve of $1.0 million). The principal payments made by the Company from the loan inception in September 2007 through April 30, 2013 aggregated approximately $52.1 million (excludes impact of deferred fee for Term Loan B) or 60.9% of the initial balance outstanding at September 2007 of approximately $85.5 million, during a significant economic and secular downturn within the economy.

           The Company has continued to work with the investment banking group of Raymond James & Associates, Inc. to assist it with a restructuring or refinancing of the existing debt and other potential transaction alternatives. The Company has also retained a Chief Restructuring Officer to assist the Company in dealing with its restructuring process. The Company continues to have ongoing dialogue with the Administrative Agent and the syndicate of banks with respect to its credit facilities regarding the Events of Default and/or an amendment/restructuring of the existing debt. A total of approximately $34.0 million of debt, deferred fees and outstanding revolving line of credit borrowings are subject to accelerated maturity and, as such, the Lenders may, at their option, give notice to the Company that amounts owed are immediately due and payable.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHAMPION INDUSTRIES, INC. (Registrant)
Date: May 3, 2013
/s/ Todd R. Fry Todd R. Fry, Senior Vice President and Chief Financial Officer

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